Exhibit 99.3

Trupanion Signs Agreement to Acquire PetExpert, Continuing European Expansion

SEATTLE, WA. November 3, 2022 -- Trupanion, Inc. (Nasdaq: TRUP), the leading provider of medical insurance for cats and dogs, announced today the signing of a definitive agreement to acquire Royal Blue s.r.o, the parent company of PetExpert, a veterinary-centric, pet insurance provider with tens of thousands of policies and operations in the Czech Republic and Slovakia.

There are an estimated 1,300 veterinary hospitals in the Czech Republic and Slovakia and over 95% of these have connectivity to the PetExpert platform.

PetExpert marks Trupanion’s second European acquisition, adding a well-established, fast-growing company in support of its global expansion plans. Trupanion expects additional synergies from its recently completed acquisition of Smart Paws, including its existing relationships with the veterinary community.

“We are excited to bring together our like-minded businesses, allowing us to collectively work to eliminate the financially burdensome reimbursement model in Europe and enable pet owners and veterinarians to focus on quality of care over financial considerations,” said Simon Wheeler, EVP of International at Trupanion. “PetExpert swiftly broadens our European footprint into the Czech Republic and Slovakia, and we expect Belgium and Poland to follow in the coming months.”

“We are thrilled to be joining the Trupanion team,” said Derek Cummins, CEO & co-Founder with Jan Moravec, co-Founder & CTO of PetExpert. “We share the same entrepreneurial culture and passion to help as many pet parents as possible provide the very best veterinary medical care for their pets. At the helm of PetExpert, Jan and I look forward to accelerating Trupanion’s expansion across Europe and beyond.”

“We are excited to welcome PetExpert to Trupanion and work together to advance our international expansion initiatives, a key part of our 60 month plan,” said Margi Tooth, President of Trupanion. “We believe that Continental Europe’s underpenetrated market holds great opportunity for our high-coverage Trupanion product, with its unique support for pet parents and the veterinary community alike, to distinguish itself as the product of choice.”

The transaction is expected to close in the fourth quarter of 2022 and no additional terms were disclosed. Trupanion does not anticipate a material financial impact to its 2022 financial results as a result of this acquisition.

About Trupanion
Trupanion is a leader in medical insurance for cats and dogs throughout the United States, Canada, Europe, Puerto Rico and Australia with over 800,000 pets enrolled. For over two decades, Trupanion has given pet owners peace of mind so they can focus on their pet's recovery, not financial stress. Trupanion is committed to providing pet owners with the highest value in pet medical insurance with unlimited payouts for the life of their pets. With its patented process, Trupanion is the only North American provider with the technology to pay veterinarians directly in seconds at the time of checkout. Trupanion is listed on NASDAQ under the symbol "TRUP". The company was founded in 2000 and is headquartered in Seattle, WA. Trupanion policies are issued, in the United States, by its wholly-owned insurance entity American Pet Insurance Company and, in Canada, by Omega General Insurance Company. Trupanion Australia is a partnership between Trupanion and Hollard Insurance Company. For more information, please visit trupanion.com.

About PetExpert
Founded in 2018, PetExpert is the leader in the online pet insurance market in the Czech Republic and, since 2020, has provided pet insurance in Slovakia. PetExpert provides insurance to tens of thousands of clients in the Czech Republic and Slovakia. More information is available at www.petexpert.cz and https://www.facebook.com/PetExpertCZ.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to, among other things, expectations, plans, prospects and financial results for Trupanion, including, but not limited to, its expectations regarding its ability to continue to grow its enrollments and revenue, and otherwise execute its business plan. These forward-looking statements are based upon the current expectations and beliefs of Trupanion’s management as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. All forward-looking statements made in this press release are based on information available to Trupanion as of the date hereof, and Trupanion has no obligation to update these forward-looking statements.

In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the closing of the transaction with PetExpert; our ability to integrate and coordinate PetExpert's resources and capabilities with our own; the ability to achieve or maintain profitability and/or appropriate levels of cash flow in future periods; the ability to keep growing our membership base and revenue; the accuracy of assumptions used in determining appropriate member acquisition expenditures; the severity and frequency of claims; the ability to maintain high retention rates; the accuracy of assumptions used in pricing medical plan subscriptions and the ability to accurately estimate the impact of new products or offerings on claims frequency; actual claims expense exceeding estimates; regulatory and other constraints on the ability to institute, or the decision to otherwise delay, pricing modifications in response to changes in actual or estimated claims expense; the effectiveness and statutory or regulatory compliance of our Territory Partner model and of our Territory Partners, veterinarians and other third parties in recommending medical plan subscriptions to potential members; the ability to retain existing Territory Partners and increase the number of Territory Partners and active hospitals; compliance by us and those referring us members with laws and regulations that apply to our business, including the sale of a pet medical plan; the ability to maintain the security of our data; fluctuations in the Canadian currency exchange rate; the ability to protect our proprietary and member information; the ability to maintain our culture and team; the ability to maintain the requisite amount of risk-based capital; our ability to implement and maintain effective controls, including over financial reporting; the ability to protect and enforce Trupanion’s intellectual property rights; the ability to successfully implement our alliance with Aflac; the ability to continue key contractual relationships with third parties; third-party claims including litigation and regulatory actions; the ability to recognize benefits from investments in new solutions and enhancements to Trupanion’s technology platform and website; and our ability to retain key personnel.

For a detailed discussion of these and other cautionary statements, please refer to the risk factors discussed in filings with the Securities and Exchange Commission (SEC), including but not limited to, Trupanion’s Annual Report on Form 10-K for the year ended December 31, 2021 and any subsequently filed reports on Forms 10-Q and 8-K. All documents are available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at https://www.sec.gov/or the Investor Relations section of Trupanion’s website at https://investors.trupanion.com/.

Contacts:
Trupanion
Investors:
Laura Bainbridge, Vice President, Corporate Communications
Investor.Relations@trupanion.com

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